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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
                       Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 000-14438

              Integrated Resources High Equity Partners, Series 85,
                        A California Limited Partnership
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             (Exact name of registrant as specified in its charter)

  5 Cambridge Center, 9th Floor, Cambridge, MA 02142 Telephone: (617) 234-3000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Units of Limited Partnership Interest
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            (Title of each class of securities covered by this Form)

                                      None
                                     ------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [X]*   Rule 12g-4(a)(2)(ii) [ ]   Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(1)(i)  [ ]   Rule 12h-3(b)(2)(ii) [ ]
Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(1)(ii) [ ]   Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or notice date:
None

*Integrated Resources High Equity Partners, Series 85, A California Limited Partnership was merged with and into Shelbourne Properties I L.P. on April 18, 2001.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Shelbourne Properties I L.P., the successor by merger to Integrated Resources High Equity Partners, Series 85, A California Limited Partnership, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: May 7, 2001          SHELBOURNE PROPERTIES I L.P.

                           By: Shelbourne Properties I GP, LLC, general partner

                           By: Shelbourne Properties I, Inc., sole member

                           By:  /s/ Lara Sweeney
                               -------------------------------
                           Name:  Lara Sweeney
                           Title: Vice President and Secretary